UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 24, 2007

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In a meeting with Lehman Brothers equity analysts on Monday, September 24, 2007, Mr. Mark Canepa, the President and Chief Executive Officer of Extreme Networks, Inc. (the “Company”) discussed certain aspects of the Company’s current business model and cost structure. In a report published on Tuesday, September 25, 2007, Lehman Brothers stated that certain of Mr. Canepa’s statements were statements of the Company’s long term expectations regarding revenue growth, operating margins, gross margins and per share profitability targets.

In the meeting with Lehman Brothers, Mr. Canepa did not state the Company’s expectations or provide guidance as to any period. The information that Mr. Canepa provided, which was related to the statements in the portion of the Lehman Report referred to above, was as follows:

1. The Company has a cost structure which should be capable of supporting growth in revenue without adding additional expense, except additional expense in sales and marketing that might be incurred due to increased revenue.

2. Without putting a time frame on when it could be achieved, the Company would like to achieve above-market growth in operating margins and in revenues, that is high single-digit to low double-digit expectations for the market overall.

These statements were not stated as expectations, and were not, and are not intended as, projections of or guidance as to the Company’s performance, or as forward looking statements, and the timing and achievement of any of the steps necessary for any of such events to occur is uncertain and depends upon multiple factors.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2007

EXTREME NETWORKS, INC.

	By:	/s/ Karen M. Rogge
Karen M. Rogge
Senior Vice President and Chief Financial Officer

3